Exhibit 99.1

Contacts:	Steven O. Cordier Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com

Penford Corporation Reports Second Quarter Fiscal 2005 Results

DENVER, Co., March 22, 2005 – Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported financial results for the second quarter and first half of fiscal year 2005 . Penford reported a net loss for the quarter ended February 28, 2005 of $1.0 million, or $0.11 per diluted share, compared to net income of $1.0 million, or $0.12 per diluted share for the same period last year. Year-to-date fiscal 2005 reported net loss was $4.8 million, or $0.55 per diluted share, compared to net income of $1.9 million or $0.21 per diluted share, in 2004.

Second quarter consolidated sales of $69.2 million grew 1% over the same period in the previous year. The impact of improved pricing in our North American operations and stronger foreign exchange translation rates were offset by declines in exports from Australia and lower volumes in the Industrial segment, which continued to feel the impact from the strike that ended October 17th. Consolidated gross margin as a percent of sales declined to 10.3% from 14.5% in the prior year. Higher energy and chemical costs contributed 1% to this change while another 3% was caused by delays in integrating new plant process flows in the Australian business. Operating expenses for the second quarter of fiscal 2005 increased from 8.0% of sales in the prior year to 8.6% of sales in 2005 primarily due to additional expenses related to the initial attestation of internal controls as required by the Sarbanes-Oxley Act of 2002. Interest expense rose to $1.4 million from $1.2 million in the previous year on increases in floating interest rates in the United States.

Segment Results
Revenues for the second quarter 2005 at the Food Ingredients – North America business rose 8% due to volume growth of 6% and product mix changes reflecting expanded sales of new, value-added formulations. Sale of applications that serve bakery, dairy, dextrose, nutrition and other markets that represent an emerging business for Penford increased 52% versus a year ago. Deliveries of “low carb” applications have re-established at planned levels. Gross margin as a percent of sales increased to 23.8% from 21.9% for the same period a year ago as improved plant utilization and sales of higher margin products overcame increased costs of raw materials, chemicals and energy.

Second quarter 2005 sales of $35.6 million at the Industrial Ingredients – North America business were comparable to the same period last year. Improved pricing in all core product categories and market share gains in specialty products offset a sales volume decrease of 7% that reflected order softness related to the strike that ended October 17th. Export sales rose by 22%. Sales of higher margin specialty starches continue to increase. Revenue has grown rapidly from a small base in fiscal 2003, expanding by 25% in fiscal 2004 and realizing gains of 43% in the second quarter of fiscal 2005 over the same period last year. Segment gross margin declined to 9.6% from 13.1% the previous year due to rising energy and chemical expenses as well as increased unit manufacturing costs. These manufacturing costs are continuing to decline each month from peak levels incurred during the strike.

Australia/New Zealand sales rose slightly from a year earlier. The business is implementing a product mix transition that will reinforce a value-added marketing approach. Significant increases in selected product lines and deliberate declines in other categories resulted in an overall volume expansion of 4%. The impact from higher volumes and stronger foreign currency exchange rates were offset by competitive pricing from imported products and production problems that hampered the program to bring higher value products to markets in Australia. These manufacturing issues are now largely behind us. Gross margin as a percent of sales in the second quarter was 4.2% compared to 12.8% last year reflecting these additional costs.

“We are seeing daylight in the recovery from the strike in our Cedar Rapids facility. There was steady progress in operating reliability and costs throughout the second quarter. The business is now producing and shipping at rates that meet full customer demand,” said Tom Malkoski, Penford’s chief executive officer. “Also, the improvements to the production processes in Australia were implemented by the end of the quarter, and we have begun producing at commercial rates that will support the change in product mix required to sustain improved profitability. The company is on track to report improved operating performance in the second half of the fiscal year.”

Penford will host a conference call to discuss second quarter results today, March 22, 2005 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.

Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.

     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, and those described from time to time in filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.

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CHARTS TO FOLLOW

Penford Corporation
Financial Highlights	Three months ended		Six months ended
(In thousands except per share data)	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Consolidated Results

Sales	$69,219	$68,482	$141,284	$134,652

Net income (loss)	$(992)	$1,035	$(4,818)	$1,880

Earnings (loss) per share, diluted	$(0.11)	$0.12	$(0.55)	$0.21

Results by Segment

Industrial Ingredients:

Sales	$35,634	$35,801	$70,769	$68,327
Gross margin	9.6%	13.1%	2.3%	13.6%
Operating income (loss)	604	1,567	(3,786)	3,115

Food Ingredients – North America:

Sales	$11,852	$10,973	$24,124	$22,866
Gross margin	23.8%	21.9%	24.1%	25.8%
Operating income	1,103	719	2,495	2,618

Australia/New Zealand:

Sales	$21,905	$21,782	$47,109	$43,726
Gross margin	4.2%	12.8%	6.3%	10.4%
Operating income (loss)	(327)	1,537	248	1,808

	February 28,	August 31,
	2005	2004
Current assets	$82,422	$83,580
Property, plant and equipment, net	131,206	130,392
Other assets	54,244	51,824

Total assets	267,872	265,796

Current liabilities	42,113	43,295
Long-term debt	78,212	75,551
Other liabilities	50,893	51,231
Shareholders’ equity	96,654	95,719

Total liabilities and equity	$267,872	$265,796

Penford Corporation
Consolidated Statements of Income (unaudited)	Three months ended		Six months ended
(In thousands except share and per share data)	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Sales	$69,219	$68,482	$141,284	$134,652

Cost of sales	62,059	58,574	130,895	114,932

Gross margin	7,160	9,908	10,389	19,720

Operating expenses	5,986	5,483	11,794	11,175
Research and development expenses	1,431	1,454	2,843	2,956
Restructuring costs, net	—	487	—	740

Income (loss) from operations	(257)	2,484	(4,248)	4,849

Non-operating income, net	370	530	452	505
Interest expense	(1,358)	(1,185)	(2,620)	(2,292)

Income (loss) before income taxes	(1,245)	1,829	(6,416)	3,062

Income tax expense (benefit)	(253)	794	(1,598)	1,182

Net income (loss)	$(992)	$1,035	$(4,818)	$1,880

Weighted average common shares and equivalents outstanding, diluted	8,824,983	8,830,901	8,820,802	8,780,022

Earnings (loss) per share, diluted	$(0.11)	$0.12	$(0.55)	$0.21

Dividends declared per common share	$0.06	$0.06	$0.12	$0.12

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